Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
PROVED OIL AND GAS RESERVES AS OF DECEMBER 31, 2006

FRISCO, TEXAS, February 1, 2007 -- Comstock Resources, Inc. ("Comstock" or the "Company")(NYSE:CRK) announced today that Comstock's total consolidated proved oil and natural gas reserves as of December 31, 2006 are estimated at 657 billion cubic feet ("Bcf") of natural gas and 32.4 million barrels of crude oil or 851 Bcf equivalent of natural gas ("Bcfe"), as compared to total pro forma proved oil and natural gas reserves as of December 31, 2005 of 828 Bcfe. The consolidated and the 2005 pro forma reserves include the proved reserves of Bois d'Arc Energy, Inc. ("Bois d'Arc"). Natural gas reserves account for 77% of total proved reserves and 66% of the total proved reserves were classified as proved developed at the end of 2006. Comstock or Bois d'Arc operates 86% of the proved reserve base. The present value, using a 10% discount rate, of the future net cash flows before income taxes of the estimated proved oil and natural gas reserves at the end of 2006 is approximately $2.3 billion using oil and natural gas prices of $56.17 per barrel for oil and $5.70 per Mcf for natural gas.

Comstock replaced 135% of its 2006 consolidated production of 67.3 Bcfe in 2006. Exploration, development and acquisition activities added approximately 149 Bcfe of new proved oil and natural gas reserves. Acquisitions accounted for 23 Bcfe of the additions with discoveries and extensions adding 126 Bcfe. These reserve gains were partially offset by 59 Bcfe of downward revisions on last year's reserve base. These revisions were primarily due to the lower natural gas prices used in the determination of the proved reserves in accordance with the rules of the Securities and Exchange Commission and to a lower per well reserve assignment to certain of the Company's recently drilled wells. The Company's average realized natural gas price at December 31, 2006 had fallen to $5.70 per Mcf as compared to $8.89 on the last day of 2005.

Proved oil and natural gas reserves relating to Comstock's onshore properties as of December 31, 2006 are estimated at 436 Bcf of natural gas and 12 million barrels of crude oil or 507 Bcfe, as compared to onshore proved oil and natural gas reserves as of December 31, 2005 of 505 Bcfe. Natural gas reserves account for 86% of total proved reserves and 57% of the total proved reserves were classified as proved developed at the end of 2006. Comstock operates 79% of its onshore reserve base. The present value, using a 10% discount rate, of the future net cash flows before income taxes of Comstock's estimated proved onshore oil and natural gas reserves at the end of 2006 is approximately $981 million using oil and natural gas prices of $50.86 per barrel for oil and $5.63 per Mcf for natural gas. Such prices were based on the December 31, 2006 market prices as adjusted for Comstock's average basis differentials.

Comstock replaced 108% of its 2006 onshore production of 35.8 Bcfe in 2006. Comstock's 2006 onshore exploration, development and acquisition activities added approximately 97 Bcfe of new proved oil and natural gas reserves. Acquisitions accounted for 16 Bcfe of the additions with discoveries and extensions adding 81 Bcfe. These reserve gains were partially offset by the 59 Bcfe of downward revisions on last year's reserve base.

Comstock's offshore reserves relate to its ownership in Bois d'Arc. Bois d'Arc's total proved oil and natural gas reserves as of December 31, 2006 are estimated at 221 Bcf of natural gas and 20.4 million barrels of crude oil or 344 Bcfe, as compared to total proved oil and natural gas reserves as of December 31, 2005 of 323 Bcfe. Natural gas reserves account for 64% of total proved reserves and 80% of the total proved reserves were classified as proved developed at the end of 2006. Bois d'Arc operates 98% of its proved reserve base.

The present value, using a 10% discount rate, of the future net cash flows before income taxes of Bois d'Arc's estimated proved oil and natural gas reserves at the end of 2006 is approximately $1.3 billion using oil and natural gas prices of $59.28 per barrel for oil and $5.85 per Mcf for natural gas.

Bois d'Arc replaced 166% of its 2006 production of 31.5 Bcfe through its 2006 acquisition and exploration activities. New discoveries added approximately 45 Bcfe of new proved oil and natural gas reserves and an additional 42 Bcfe of probable reserves. Bois d'Arc also acquired 7 Bcfe of proved reserves in 2006.

The minority interest in Bois d'Arc's proved oil and natural gas reserves not owned by Comstock is 174 Bcfe as of December 31, 2006. The present value, using a 10% discount rate, of the future net cash flows before income taxes relating to the minority interest in Bois d'Arc's estimated proved oil and natural gas reserves at the end of 2006 is approximately $666 million.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Louisiana and Texas and in the Gulf of Mexico through its ownership in Bois d'Arc Energy, Inc. (NYSE: BDE). The Company's stock is traded on the New York Stock Exchange under the symbol CRK.